Exhibit 5.1

August 6, 2014

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Ladies and Gentlemen:

In my capacity as Senior Counsel – Corporate & Securities, of Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), I am furnishing this opinion in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 9,150,000 shares of the Company’s common stock (the “Shares”), par value $1.00 per share (the “Common Stock”), reserved for issuance pursuant to the terms of the Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan (the “Plan”).

I have examined such documents, records and instruments as I have deemed necessary or advisable as a basis for expressing the opinion set forth below. In arriving at this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to certain facts material to this opinion letter, I have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and I express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Seth Diehl
Seth Diehl
Senior Counsel – Corporate & Securities Arthur J. Gallagher & Co.